Press Release	Source: Fieldpoint Petroleum Co.

FieldPoint Petroleum Corporation Drilling The Korczak Federal #1 Morrow Gas Test In Lea County New Mexico

Jan 25, 2005

Company Launches Drilling Program Ahead of Schedule

AUSTIN, Texas (Jan 25, 2005) / PRNewswire-FirstCall/ - FieldPoint Petroleum Corporation (OTCBB: - News) announced today that it and its partners have spud the Korczak Federal #1 well. Previously not expected to spud till February, this marks the first well to be drilled on the Crazy Horse prospect in Lea County, New Mexico. As a result of acreage pooling and the possibility of completing additional wells, FieldPoint will have a 14.0625% working interest and will be carried to casing point in the first well. Assuming the Korczak Federal #1 well finds certain expected targeted zones, this drilling program could include as many as twelve wells. The Company is targeting the Morrow Formation.

Patterson - UTI Energys (Nasdaq:-PTEN) rig # 511 has arrived on site. The 1200 horsepower rig is rated for 15,000 feet and will drill approximately 13,800 feet to the Morrow target. The Company anticipates the drilling phase for the first well to be complete within 60 days. A mile or two to the south of the location is the EOG Lusk -23 well that was completed in late October 2004. For November 2004, gas sales from that well averaged 4,081 mcf per day for a total of 122,441 mcf for the month. December 2004 gas sales for that well averaged 4,090 mcf per day for a total of 126,803 mcf. Although results could differ, we believe the Morrow formation could be a prolific gas producing zone in this area.

FieldPoint's President and CEO, Ray Reaves, said "We are excited to have the rig on location several weeks ahead of schedule. If successful, this drilling program has the potential to take Fieldpoint to the next level in terms of revenue, earnings and reserves. In addition, we remain focused on exploring other potential opportunities with the goal of continuing to build shareholder value."

About FieldPoint Petroleum Co. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and for unexpected decreases in oil and gas production is included in the company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692
fppc@ix.netcom.com